Exhibit 99.15

Trinity Life Insurance Company and Family Benefit Life Insurance Company Jointly Announce Signing of a Purchase Agreement

Thursday, October 20, 2011
Tulsa, Oklahoma
Jefferson City, Missouri

Trinity Life Insurance Company (“Trinity Life”) and Family Benefit Life Insurance Company (“Family Benefit Life”) jointly announced today the signing of a transaction agreement for Trinity Life to acquire for cash all of the issued and outstanding common shares of Family Benefit Life from its shareholders.  The transaction price per share will be based on Family Benefit Life’s statutory capital and surplus (presented in accordance with statutory accounting principles) as of September 30, 2011 and number of common shares issued and outstanding as of September 30, 2011 plus a premium of approximately $3.7 million.  The transaction is subject to the completion of due diligence, the continuation of Family Benefit Life’s business in the ordinary course and certain other conditions.  Closing is anticipated to occur in December 2011.

Family Benefit Life is a Missouri domiciled life insurance company located in Jefferson City, Missouri with statutory admitted assets of over $61.0 million.  It is licensed to conduct it insurance business in Arizona, Colorado, Kansas, Missouri, Nebraska, New Mexico and Oklahoma.

Trinity Life, a wholly owned subsidiary of First Trinity Financial Corporation (“First Trinity”) and located in Tulsa, Oklahoma, is domiciled in Oklahoma and is licensed to conduct its insurance business in Kentucky, Illinois, Kansas, Nebraska, North Dakota, Ohio, Oklahoma and Texas.  First Trinity is a financial holding company located in Tulsa, Oklahoma with assets of over $70.0 million.

About the companies:

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Oklahoma.  First Trinity is registered with the Securities and Exchange Commission but its stock does not trade on an exchange.  First Trinity was incorporated in 2004 with the purpose of forming a life insurance company and premium financing company.  It now has two wholly owned subsidiaries in those businesses: Trinity Life Insurance Company and First Trinity Capital Corporation.  First Trinity is owned by over 4,000 Oklahoma residents.  First Trinity is in the midst of a $10 million public offering that to date has raised more than $8 million.  The offering is only available to residents of Oklahoma who meet certain suitability requirements.

Trinity Life Insurance Company (www.trinitylifeinsurance.com) is a life insurance and annuity company headquartered in Tulsa, Oklahoma offering life insurance and annuity products to the citizens of Oklahoma, Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio and Texas.

Family Benefit Life Insurance Company (www.familybenefitlife.com) is a life insurance and annuity company headquartered in Jefferson City, Missouri offering life insurance and annuity products to the citizens of Arizona, Colorado, Kansas, Missouri, Nebraska, New Mexico and Oklahoma.